Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Reports Third Quarter 2013

Financial Results

•                  29% growth in operating earnings per share over 3Q12

•                  58% growth in net income per share over 3Q12

•                  Record Annuities segment earnings

•                  On track to achieve the Company’s 2013 financial plan

BIRMINGHAM, Alabama (October 30, 2013) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the third quarter of 2013. Net income available to PLC’s common shareowners for the third quarter of 2013 was $93.1 million or $1.15 per average diluted share, compared to $60.5 million or $0.73 per average diluted share in the third quarter of 2012.  After-tax operating income was $79.5 million or $0.98 per average diluted share, compared to $63.0 million or $0.76 per average diluted share in the third quarter of 2012.

Net income available to PLC’s common shareowners for the nine months ended September 30, 2013 was $274.6 million or $3.39 per average diluted share, compared to $235.7 million or $2.83 per average diluted share for the nine months ended September 30, 2012. After-tax operating income was $228.7 or $2.82 per average diluted share, compared to $233.0 million or $2.80 per average diluted share for the nine months ended September 30, 2012.

“We are very pleased to report another solid quarter,” said John D. Johns, Chairman, President and CEO.  “Notwithstanding the headwinds created by the low interest rate environment, an unsettled regulatory environment and intense competition across all retail product lines, we continue to stay on track to meet our sales, capital and earnings plans for the year.  We are particularly pleased to have the MONY transaction closed and expect this acquisition to be immediately accretive to our bottom line in the fourth quarter.”

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

Operating Income Before Income Tax			$	%
($ in thousands)	3Q13	3Q12	Change	Change
Life Marketing	$29,218	$28,673	$545	2%
Acquisitions	29,429	46,155	(16,726)	(36)
Annuities	50,866	9,408	41,458	n/m
Stable Value Products	19,206	13,050	6,156	47
Asset Protection	6,827	4,150	2,677	65
Corporate & Other	(14,251)	(6,614)	(7,637)	n/m
	$121,295	$94,822	$26,473	28

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

($ in thousands)	3Q13	3Q12
Operating income before income tax	$121,295	$94,822
Realized investment gains (losses)	28,919	(10,582)
Less:
Amortization related to deferred policy acquisition costs, value of business acquired, and benefits and settlement expenses	8,093	(6,746)
Income tax expense	49,060	30,506
Net income available to PLC’s common shareowners	$93,061	$60,480

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

			$	%
($ in millions)	3Q13	3Q12	Change	Change
Life Marketing	$32.7	$31.1	$1.6	5%
Annuities	538.2	913.2	(375.0)	(41)
Stable Value Products	80.2	147.0	(66.8)	(45)
Asset Protection	130.0	117.3	12.7	11

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $29.2 million in the third quarter of 2013, representing an increase of $0.5 million from the three months ended September 30, 2012.  The increase included a $7.9 million favorable variance related to prospective unlocking.  The segment recorded $2.4 million of favorable prospective unlocking for the three months ended September 30, 2013 compared to an unfavorable $5.5 million for the three months ended September 30, 2012. These items were partially offset by a $5.0 million decrease in earnings related to a reserve financing transaction that occurred in the fourth quarter of 2012.  In addition, we experienced less favorable traditional and universal life mortality and an increase in non-deferred expenses resulting from slightly higher sales in the current quarter.

Sales were $32.7 million for the current quarter, up 5%, compared to the third quarter of 2012.

Acquisitions

Acquisitions segment pre-tax operating income was $29.4 million in the third quarter 2013 compared to $46.2 million in the third quarter of 2012.  This variance is primarily attributable to an $8.7 million unfavorable variance related to prospective unlocking.  The segment recorded unfavorable prospective unlocking of $4.2 million during the third quarter of 2013 compared to favorable prospective unlocking of $4.5 million in 3Q12. The remainder of the variance was caused by less favorable mortality of approximately $4.5 million, $1.0 million negative impact due to reinsuring a larger percentage of a runoff block of business, $1.5 million of higher modified coinsurance interest expense on realized gains, and the expected runoff of business.

Annuities

Annuities segment pre-tax operating income was a record $50.9 million in the third quarter of 2013 compared to $9.4 million in the third quarter of 2012.

Fixed annuity pre-tax operating income was $18.0 million, compared to $12.3 million in the prior year. This increase was primarily due to a favorable change in unlocking of $3.9 million.  For the three months ended September 30, 2013, the segment recorded $2.1 million of favorable unlocking within the fixed annuity line compared to unfavorable unlocking of $1.8 million in the third quarter of 2012.

Variable annuity (“VA”) pre-tax operating income was $32.9 million, compared to an operating loss of $2.9 million in the third quarter of 2012. The increase included a $25.7 million favorable change in unlocking. For the three months ended September 30, 2013, the VA unlocking impact was a favorable $2.8 million compared to unfavorable VA unlocking of $22.9 million recorded in the third quarter of 2012.  In addition, there was a $15.6 million net increase in revenue driven by higher policy fees and other income associated with the growth in account balances as compared to the prior year’s third quarter.

Net cash flows for the segment remained positive during the quarter. Annuity account balances were $19.6 billion as of September 30, 2013, an increase of 17% over the past twelve months.  Total sales in the third quarter of 2013 were $538.2 million compared to $913.2 million in the third quarter of 2012. Variable annuity sales were $357.5 million compared to $761.0 million in the third quarter of 2012.  Fixed annuity sales were $180.7 million compared to $152.2 million in the prior year’s third quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $19.2 million in the third quarter of 2013 compared to $13.1 million in the third quarter of 2012.  The increase in operating earnings resulted from an increase in participating mortgage income and higher operating spreads offset by a decline in average account values. Participating mortgage income for the three months ended September 30, 2013 was $2.4 million compared to $0.1 million for the three months ended September 30, 2012.  The adjusted operating spread, which excludes participating income, increased by 69 basis points to 269 basis points for the three months ended September 30, 2013 over the prior year, due primarily to a decline in credited interest.

Account balances as of September 30, 2013 totaled $2.5 billion. Sales were $80.2 million for the three months ended September 30, 2013, compared to $147.0 million in the third quarter of 2012.

Asset Protection

Asset Protection segment pre-tax operating income was $6.8 million in the third quarter of 2013 compared to $4.2 million in the third quarter of 2012.  The increase was primarily the result of a $1.6 million increase in credit insurance earnings resulting from lower losses and a $1.0 million increase in service contract earnings due to higher volume and lower expenses.

Sales increased 11% to $130.0 million for the three months ended September 30, 2013, compared to $117.3 million in the third quarter of 2012. Service contract sales were $102.8 million compared to $92.9 million in the third quarter of 2012.  Sales of the GAP product were $18.1 million compared to $14.9 million in the prior year’s third quarter. Credit insurance sales were $9.1 million compared to $9.6 million in the third quarter of 2012.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $14.3 million in the third quarter of 2013 compared to an operating loss of $6.6 million in the third quarter of 2012.  The decrease resulted from a decline in net investment income partially offset by favorable other operating expenses as compared to the three months ended September 30, 2012.  The decrease in net investment income was primarily due to a $4.9 million unfavorable variance related to income on called securities, a $2.1 million decrease related to a portfolio of securities designated for trading, and lower core investment income as compared to the three months ended September 30, 2012. The decrease in other operating expenses was primarily related to a $4.0 million deferred issue cost write-off recorded during the third quarter of 2012.

Share Repurchase Program

During the nine months ended September 30, 2013, the Company did not repurchase any of its common stock.  The Company has $170 million of remaining capacity under its existing share repurchase program, which extends through December 31, 2014.

The Company does not intend to repurchase shares for the remainder of 2013 in light of the recent close of the acquisition of MONY Life Insurance Company and reinsurance of certain business of the MONY Life Insurance Company of America.

Investments

•                  The net unrealized gain position on investments was $607.0 million, after tax and DAC offsets, a decline of $1.2 billion compared to December 31, 2012.

•                  Total cash and investments were $35.9 billion as of September 30, 2013.  This includes $0.6 billion of cash and short-term investments.

•                  During the third quarter of 2013, the Company had $8.7 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Nonperforming mortgage loans equaled $13.2 million as of September 30, 2013, representing 0.3% of the commercial mortgage loan portfolio.

Net Realized Investment/Derivative Activity
($ per average diluted share)	3Q13	3Q12

Net realized gain on securities	$0.08	$0.18
Modco net realized gain	0.02	0.03
Impairments	(0.07)	(0.07)
Derivatives related to VA contracts	0.17	(0.13)
Mortgage/real estate losses	(0.03)	(0.04)
Total	$0.17	$(0.03)

Operating income differs from the GAAP measure, net income, in that it excludes realized gains (losses) on investments and derivatives and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Third Quarter Consolidated Results

($ in thousands; net of income tax)	3Q13	3Q12

After-tax operating income	$79,524	$62,974
Realized investment gains (losses) and related amortization
Investments	(23,583)	78,484
Derivatives	37,120	(80,978)
Net income available to PLC’s common shareowners	$93,061	$60,480

($ per average diluted share; net of income tax)	3Q13	3Q12

After-tax operating income	$0.98	$0.76
Realized investment gains (losses) and related amortization
Investments	(0.29)	0.95
Derivatives	0.46	(0.98)
Net income available to PLC’s common shareowners	$1.15	$0.73

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results in this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

	September 30,	December 31,
($ in millions)	2013	2012
PLC’s shareowners’ equity	$3,638	$4,615
Less: Accumulated other comprehensive income	526	1,737
PLC’s shareowners’ equity, excluding accumulated other comprehensive income	$3,112	$2,878

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

	September 30,	December 31,
($ per common share outstanding)	2013	2012
PLC’s shareowners’ equity	$46.31	$59.06
Less: Accumulated other comprehensive income	6.69	22.22
PLC’s shareowners’ equity excluding accumulated other comprehensive income	$39.62	$36.84

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on October 31, 2013 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-318-8618 (international callers 1-617-399-5137) and entering the conference passcode: 81189320. A recording of the call will be available from 12:00 p.m. Eastern October 31, 2013 until midnight November 14, 2013. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 34166971.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Segment operating income (loss) is income before income tax, excluding realized gains and losses on investments and derivatives net of the amortization related to deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), and benefits and settlement expenses. Operating earnings exclude changes in the guaranteed minimum withdrawal benefits (“GMWB”) embedded derivatives (excluding the portion attributed to economic cost), realized and unrealized gains (losses) on derivatives used to hedge the VA product, actual GMWB incurred claims and net of the related amortization of DAC attributed to each of these items.

Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Unlocking

The Company periodically reviews and updates as appropriate key assumptions on products using the Accounting Standards Codification (“ASC”) Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, benefit utilization, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.  When referring to DAC amortization or unlocking on products covered under the ASC Financial Services-Insurance Topic, the reference is to changes in all balance sheet components amortized over estimated gross profits.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts, and climate change; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if our assumptions regarding the fair value and future performance of our investments differ from actual experience; (9) our use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations and sustained periods of low interest rates could negatively affect our interest earnings and spread income, or otherwise impact our business; (12) equity market volatility could negatively impact our business; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions; (15) changes in tax law or interpretations of existing tax law could adversely affect us; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) we, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others; (23) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (24) the occurrence of computer viruses, information security breaches, disasters, or unanticipated events could affect the data processing systems of the Company, its business partners or service providers and could damage the Company’s business and adversely affect its financial condition and results of operations; (25) a disruption affecting the electronic systems of the Company or those on whom the Company relies could adversely affect our business, financial condition and results of operations; (26) confidential information maintained in the Company’s systems could be compromised or misappropriated, damaging the Company’s business and reputation and adversely affecting its financial condition and results of operations; (27) our ability to grow depends in large part upon the continued availability of capital; (28) new accounting rules or changes to existing accounting rules could impact our reported earnings; (29) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (30) credit market volatility or disruption could adversely impact us; (31) disruption of the capital and credit markets could negatively affect the Company’s ability to meet its liquidity and financing needs; (32) difficult general economic conditions could materially adversely affect our business and results of operations; (33) we may not be able to protect our intellectual property and may be subject to infringement claims; (34) we could be adversely affected by an inability to access our credit facility; (35) the Company may not be able to achieve the expected results from its recent acquisition; (36) the Company could be adversely affected by an inability to access FHLB lending; and (37) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Risk Factors and Cautionary Factors that may Affect Future Results, which can be found in Part I, Item 1A of the Company’s most recent report on Form 10-K and Part II, Item 1A of the Company’s most recent report on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912